Exhibit (d) 1.10

LETTER AGREEMENT

Russell Investment Management Company

P.O. Box 1591

Tacoma, WA 98401-1591

Re:	Advisory Agreement

This Letter Agreement relates to the Advisory Agreement between Russell Investment Company (“RIC”) and Russell Investment Management Company (“RIMCo”) dated January 1, 1999 (“Advisory Agreement”). RIC advises you that it is creating six new funds to be named 2015 Strategy Fund, 2025 Strategy Fund, 2035 Strategy Fund, 2045 Strategy Fun, 2050 Strategy Fund and In Retirement Fund (each, a “LifePoints Target Date Fund”) and that each LifePoints Target Date Fund desires RIMCo to provide advisory services to the Fund pursuant to the terms and conditions of the Advisory Agreement. Section 6A of the Advisory Agreement is hereby amended to include each LifePoints Target Date Fund, each with an annual advisory fee of 0.20% of average daily net assets, payable as set forth in that Section.

Please indicate your acceptance of the amendment to the Advisory Agreement by executing this letter agreement and returning it to the undersigned.

Sincerely,

RUSSELL INVESTMENT COMPANY

By:
Mark E. Swanson, Treasurer

Accepted this          day of                     , 2008

RUSSELL INVESTMENT MANAGEMENT COMPANY

By:
Greg J. Stark, President

Frank Russell Company agrees to provide research and other resources without charge to RIC upon the request of the Board of Trustees or Officers of the Trust, or upon the request of Advisor pursuant to Section 2(c).

FRANK RUSSELL COMPANY

By:
P. Craig Ueland, President